Exhibit 99.1

CONTACT:	Rodney Carter, senior vice president and chief financial officer Phone: (858) 202-7848

PETCO’s First-Quarter Sales Grow 9% to $521 Million

➢	Earnings Per Share of $0.19, Including Stock-Based Compensation
➢	Comparable Store Net Sales Increase 2.2%
➢	Services Sales Increase 19%

SAN DIEGO (May 24, 2006) – PETCO Animal Supplies, Inc. (NASDAQ: PETC) today reported net sales of $521 million in the first quarter of fiscal 2006, an increase of 8.6 percent from the year-earlier period. Comparable store net sales increased 2.2 percent, on top of a 5.2 percent increase in the prior year’s first quarter. Sales in the company’s Services business in the first quarter increased 19.1 percent over the same period last year.

Net earnings in the first quarter 2006 were $11.0 million, or $0.19 per diluted share. First quarter results include after-tax equity-based compensation expense of $3.1 million, or $0.05 per diluted share, associated with the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (FAS 123(R)). For first quarter 2005, the company reported net earnings of $17.2 million, or $0.29 per diluted share. First quarter 2005 net earnings included an after-tax charge of $1.5 million, or $0.03 per diluted share, for debt retirement costs associated with the repurchase of $14.7 million of the company’s senior subordinated notes.

“PETCO delivered a solid first quarter, with reported financial results at the upper end of our expectations, and we are encouraged by the operating and industry trends we have experienced so far this year,” said James M. Myers, PETCO chief executive officer. “Our industry, which is growing at 5 to 6 percent annually, remains strong; PETCO’s fundamentals are improving, and I am pleased with our progress in implementing strategic initiatives designed to drive customer traffic to our stores, achieve better execution, and generate greater operating efficiencies.

“We believe PETCO is positioned to deliver continued sequential improvement in performance through 2006,” he said.

Operating Margin

Gross margin for the first quarter was 32.4 percent, compared with 33.8 percent in the first quarter of 2005. About 80 basis points of the gross margin decline were related to increases in store occupancy and in distribution expenses, due to the company’s accelerated pace of store openings in the last few years, as well as to higher utility costs, gas prices and investments in the supply chain. The remainder was due primarily to lower levels of vendor support resulting from slower sales growth and a reflection of the increase of the Services component in the company’s sales mix.

SG&A expenses as a percentage of sales were 28.2 percent, compared with 26.6 percent in the prior-year period. The adoption of FAS 123(R) represented approximately 90 basis points of this increase. The remainder was primarily due to the company’s planned increase in store-level payroll to support better service to its customers.

Operating income for the first quarter 2006 was $21.9 million. Excluding the effects of FAS 123(R), operating income for the first quarter would have been $26.8 million. Operating income for the first quarter 2005 was $34.6 million.

Store Expansion Program

PETCO opened 21 new stores, or 20 net of relocations and closings, during the first quarter of fiscal 2006, and increased its store base to 799 locations. PETCO continued its ongoing program to refresh its stores, remodeling nine stores in the first quarter.

PETCO will continue to advance its national presence in 2006 by opening approximately 90 new stores, or approximately 75 new stores net of relocations and closings. The company expects to open approximately 20 new stores in the second quarter 2006. In addition, the company expects to remodel approximately 35 stores for the full year 2006.

Methodology for Calculating Comparable Store Net Sales Percentage Change

As previously discussed in the company’s report of fourth quarter 2005 earnings, following two full years of reporting net sales under EITF 03-10, the company refined its methodology for calculating its comparable store net sales percentage change. Beginning with the first quarter of fiscal 2006, the calculation excludes non-point-of-sale, PETCO-specific vendor sales incentives. The change will not impact reported revenue, earnings or cash flow. The current and prior year’s comparable store net sales percentage changes reflect the company’s refined calculation methodology.

Accounting for Equity-Based Compensation

In the first quarter of fiscal 2006, PETCO adopted FAS 123(R), the new accounting standard requiring companies to expense equity-based compensation. The company adopted FAS123(R) using the modified-prospective approach, under which no changes will be made to prior-year financial statements.

The company anticipates the effect of adopting FAS 123(R) in fiscal 2006 will be approximately $0.16 to $0.17 per diluted share. The expense that would have been reflected for 2005 was $0.12 per diluted share, had equity-based compensation been expensed in the financial statements. This 2005 expense would have represented only two full years of equity grants in the company’s post-IPO period. In the current fiscal year 2006, this expense represents three full years of equity grants, which is the company’s standard vesting period for this program.

The adoption of FAS 123(R) is expected to increase the company’s effective tax rate from 39.7 percent to approximately 40.2 percent during fiscal 2006. This is a result of the non-deductibility of compensation expense related to Incentive Stock Options.

Outlook for the Second Quarter and Full Fiscal Year 2006

The company continues to maintain a cautious outlook given the current state of the overall retail environment. As such, for the second quarter 2006, the company expects a comparable store net sales increase in the low-to-mid single digits, or approximately 2 percent to 4 percent. The company expects second-quarter earnings per diluted share in the range of $0.23 to $0.25, including the approximate $0.04 per diluted share effect of accounting for equity-based compensation.

For 2006, the company continues to expect a comparable store net sales increase in the low-to-mid single digits, or approximately 2 percent to 4 percent, and earnings per diluted share in the range of $1.32 to $1.36, including the effect of accounting for equity-based compensation.

Share Repurchase Program

In March 2006, the board of directors authorized the repurchase of up to $100 million in PETCO shares. During the first quarter, the company purchased about 830,000 shares under the program for a total price of approximately $19 million.

About PETCO Animal Supplies

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of $2 billion in fiscal 2005. It operates 799 stores in 49 states and the District of Columbia, as well as a leading destination for online pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $30 million in support of more than 3,500 non-profit grassroots animal welfare organizations around the nation.

Forward-Looking Statements

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to comparable store net sales, expected earnings per share, the effect of investments in the business as well as other efforts to improve business metrics and attributes, the effect of growth and expansion strategies, the effect of FAS 123(R), the implementation of a stock repurchase program, and the ability to achieve operational efficiencies. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations, remediation of any internal control deficiencies, outcome of existing litigation, dependence on senior management, the ability to repurchase shares at prices deemed appropriate by management, and ability to realize on investments made in the business. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 28, 2006. PETCO disclaims any intent or obligation to update these forward-looking statements.

PETCO Animal Supplies, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Quarter Ended 4/29/2006	Quarter Ended 4/30/2005	Quarter Ended 4/29/2006	Quarter Ended 4/30/2005
Net sales	$520,992	$479,594	$520,992	$479,594
Cost of sales and occupancy costs	352,164	317,541	352,164	317,541

Gross profit	168,828	162,053	168,828	162,053
Selling, general and administrative expenses	146,894	127,431	146,894	127,431

Operating income	21,934	34,622	21,934	34,622
Interest expense, net	3,492	3,586	3,492	3,586
Debt retirement costs	—	2,447	—	—

Earnings before income taxes	18,442	28,589	18,442	31,036
Income taxes	7,414	11,350	7,414	12,321

Net earnings	$11,028	$17,239	$11,028	$18,715

Net earnings per share, basic	$0.19	$0.30	$0.19	$0.32
Net earnings per share, diluted	$0.19	$0.29	$0.19	$0.32
Basic weighted average number of shares	57,642	57,706	57,642	57,706
Diluted weighted average number of shares	58,065	58,713	58,065	58,713

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP Financial Measures to Pro Forma Financial Measures

(Unaudited, in thousands, except per share data)

	Quarter Ended 4/29/2006	Quarter Ended 4/30/2005
Reconciliation of GAAP to Pro Forma Net Earnings
GAAP net earnings	$11,028	$17,239
Adjustments:
Debt retirement costs	—	2,447
Tax effect of adjustments	—	(971)

Pro forma net earnings	$11,028	$18,715

GAAP net earnings per common share, diluted	$0.19	$0.29
Pro forma net earnings per common share, diluted	$0.19	$0.32

Diluted weighted average number of shares (GAAP and Pro forma)	58,065	58,713

PETCO Animal Supplies, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, In thousands)

	April 29, 2006	January 28, 2006
ASSETS
Cash and cash equivalents	$33,201	$39,524
Receivables, net	17,721	20,422
Merchandise inventories	186,774	183,336
Other current assets	30,718	30,609

Total current assets	268,414	273,891

Fixed assets, net	378,681	377,394
Goodwill	41,982	40,227
Other assets	20,342	18,163

	$709,419	$709,675

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$91,618	$90,834
Accrued expenses and other current liabilities	139,512	158,694
Current portion of long-term debt	—	1,755

Total current liabilities	231,130	251,283

Senior credit facility	80,000	60,000
Senior subordinated notes payable	89,267	89,267
Deferred rent and other liabilities	93,618	92,287

Total liabilities	494,015	492,837
Stockholders’ equity	215,404	216,838

	$709,419	$709,675